Exhibit 99.1

February 15, 2023

HF Sinclair Corporation Announces Leadership Succession

DALLAS — (BUSINESS WIRE) — HF Sinclair Corporation (NYSE: DINO) (“HF Sinclair”) today announced the promotion of Tim Go to the position of Chief Executive Officer and President of HF Sinclair, effective May 9, 2023. In addition, effective February 16, 2023, the Board of Directors of HF Sinclair (the “Board”) increased the size of the Board by one to thirteen, appointed Mr. Go as a non-independent director to the Board and appointed Mr. Go to serve on the Executive Committee of the Board.

Mr. Go has served as President and Chief Operating Officer of HF Sinclair since November 2021. He served as Executive Vice President and Chief Operating Officer of HF Sinclair from June 2020 to November 2021. Prior to joining HF Sinclair, Mr. Go served as Chief Executive Officer of the general partner of Calumet Specialty Products Partners, L.P., an independent producer of specialty hydrocarbon products, from January 2016 to April 2020 and retired from Calumet in June 2020. Prior to joining Calumet, he served in various leadership roles at Koch Industries, Inc. and Flint Hills Resources, LP, a wholly-owned subsidiary of Koch Industries, Inc. from August 2008 to September 2015, having most recently served as Vice President, Operations of Flint Hills Resources, LP from July 2012 to September 2015. Prior to joining Koch Industries, he held various roles of increasing responsibility in downstream operations during his 18 years at ExxonMobil Corporation. Mr. Go brings to the Board extensive industry experience and familiarity with the day-to-day operations of HF Sinclair. He provides a significant resource for the Board and facilitates communication between management and the Board.

Mr. Go succeeds Michael C. Jennings, who currently serves as the Chief Executive Officer of HF Sinclair and will continue serving in that role through May 8, 2023. In order to facilitate an orderly transition of the Chief Executive Officer duties from Mr. Jennings to Mr. Go, on February 15, 2023, HF Sinclair announced that Mr. Jennings was appointed to the position of Executive Vice President, Corporate of HF Sinclair, effective May 9, 2023, and is expected to serve in that role through his currently planned retirement date of November 9, 2023. Following his retirement date, Mr. Jennings will provide consulting services to HF Sinclair until February 9, 2024. Mr. Jennings, who currently serves as a non-independent director on the Board, will not stand for re-election at HF Sinclair’s 2023 Annual Meeting of Stockholders, at which time the size of the Board will be decreased by one to twelve. Mr. Jennings continues to serve as Chairperson of the Board of Directors, Chief Executive Officer and President of Holly Logistic Services, L.L.C., the ultimate general partner of Holly Energy Partners, L.P.

“Tim is a key member of our senior management team and has been instrumental in our recent growth,” said Mr. Jennings. “Since joining the company in June 2020, Tim has provided great leadership for our refining and lubricants and specialty products segments. I look forward to Tim taking on the larger scope of the Chief Executive Officer role and leading the organization into the future.”

“On behalf of the Board and the company, we want to thank Mike for his many years of service. His leadership and significant contributions have taken HF Sinclair to where it is today,” said Franklin Myers, Chairperson of the Board.

Cautionary Statement Regarding Forward-Looking Statements:

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this Current Report on Form 8-K relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Forward-looking statements use words such as “anticipate,” “project,” “will,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Any differences could be caused by a number of factors, including, but not limited to, financial, operational and legal risks and uncertainties detailed from time to time in HF Sinclair’s SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About HF Sinclair Corporation:

HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HF Sinclair subsidiaries.

HF Sinclair Corporation

Craig Biery, 214-954-6510

Vice President, Investor Relations

or

Trey Schonter, 214-954-6510

Manager, Investor Relations